UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 9, 2010
PARKER DRILLING COMPANY
(Exact name of Registrant as specified in its charter)

Delaware	1-7573	73-0618660
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)
5 Greenway Plaza, Suite 100, Houston, Texas
(Address of principal executive offices)
77046
(Zip Code)
Registrant’s telephone number, including area code: (281) 406-2000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):
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Item 8.01 Other Events
SIGNATURE

Item 8.01 Other Events.
Update on Kazakhstan Ministry of Finance Tax Audit previously disclosed in Commission filings
On August 14, 2009, the Kazakhstan Branch of Parker Drilling’s subsidiary, Parker Drilling Company International Limited (PKD Kazakhstan), received an Act of Tax Audit from the Ministry of Finance of Kazakhstan (MinFin) for the period January 1, 2005 through December 31, 2007. PKD Kazakhstan was assessed additional taxes in the amount of KZT 1.45 billion and associated interest in the amount of KZT 700 million. The amounts assessed relate to corporate income taxes and interest in connection with the disallowance of the head office’s management and administrative expenses, loan interest and state duties, as well as Value Added Taxes (VAT) and interest in connection with VAT offset on debts classified as doubtful by MinFin and for property taxes and interest in connection with Barge Rig 257 as a result of MinFin applying a lower rate of depreciation.
On September 25, 2009, PKD Kazakhstan appealed the Act of Tax Audit with MinFin on the basis PKD Kazakhstan was exercising its rights provided by the Convention between the Government of the United States of America and the Government of the Republic of Kazakhstan for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income and Capital (the Convention), as well as improper application of Kazakhstan Tax Code provisions.
On January 13, 2010, PKD Kazakhstan received a response from MinFin to the appeal filed September 25, 2009. MinFin agreed with PKD Kazakhstan to remove the assessment related to property taxes and interest in connection with Barge Rig 257 which reduced the overall assessment by KZT 741 million. MinFin simultaneously caused the Tax Department of the Atyrau Oblast (Tax Department) to issue a revised Tax Notification to PKD Kazakhstan for the residual assessment of KZT 959 million of taxes and KZT 450 million of associated interest, which residual assessment remains outstanding.
On March 1, 2010, PKD Kazakhstan filed a claim against the Tax Department, in the Special Inter-district Economic Court of Atyrau Oblast, seeking to invalidate the revised Tax Notification. On May 5, 2010, the court elected not to issue a ruling on the merits of the case on the basis of an alleged lack of standing. PKD Kazakhstan adjusted and re-filed its claim in June 2010. On August 17, 2010, the Special Inter-district Economic Court of Atyrau Oblast rendered a decision on the merits of the case, rejecting PKD Kazakhstan’s re-filed claim and allowing the revised Tax Notification to stand.
On September 17, 2010 PKD Kazakhstan filed an appeal to the Atyrau Oblast Court. That appeal was heard by a single judge on October 27, 2010, at the conclusion of which the court announced its decision to let the lower court decision stand without amendment or cancellation. Thereafter, on November 18, 2010, PKD Kazakhstan filed an appeal to a three-judge panel of the Atyrau Oblast Court. On December 9, 2010 the court announced its decision to uphold the lower court decision and allow the revised Tax Notification to stand.
PKD Kazakhstan continues to believe that it properly exercised its rights provided by the Convention and that MinFin improperly applied certain provisions of the Kazakhstan Tax Code. PKD Kazakhstan intends to submit a further discretionary appeal to the Supreme Court of the Republic of Kazakhstan. However, there can be no assurance that the Supreme Court will accept and hear the appeal. PKD Kazakhstan may also pursue relief under the Convention.
As a result of the decision on December 9, PKD Kazakhstan has an obligation to pay the residual assessment. The amount now due related to the tax assessment and applicable interest is approximately $11.0 million. In addition, PKD Kazakhstan anticipates that it will be obligated to pay an administrative penalty of approximately $3.2 million arising from the same alleged underpayment of taxes. PKD Kazakhstan intends to pay these amounts voluntarily and in-full prior to December 31, 2010 to avoid enforcement actions and additional interest while we pursue further challenges. The Company’s fourth quarter financials will reflect an expense of approximately $12.6 million, which amount is net of anticipated tax benefits.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARKER DRILLING COMPANY
Dated: December 14, 2010
	By:	/s/ W. Kirk Brassfield W. Kirk Brassfield
Senior Vice President and Chief Financial Officer